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                                   THIRD RESTATED
                             ARTICLES OF INCORPORATION
                                         OF
                             SELECT COMFORT CORPORATION


These Third Restated Articles of Incorporation supersede the Second Restated Articles of Incorporation dated August 31, 1998 and all amendments thereto.

                                      ARTICLE I

The name of the Corporation is Select Comfort Corporation.

                                      ARTICLE II

The registered office of the Corporation in Minnesota is 6105 Trenton Lane North, Suite 100, Minneapolis, MN 55442-3240.

                                     ARTICLE III

The Corporation, through its Board of Directors, is authorized to issue up to one-hundred million (100,000,000) shares of capital stock, ninety-five million (95,000,000) of which are designated as Common Stock, five million (5,000,000) of which are designated as the "Undesignated Preferred Stock," and all of which shall have a par value of $0.01 per share.

The Undesignated Preferred Stock may be issued from time to time in one or more series. For each series, the Board of Directors must fix, prior to the issuance of any shares thereof, pursuant to the authority hereby expressly vested in it, a distinctive designation or title, the number of shares in each series, the voting powers (full, limited or no voting powers), the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

                                      ARTICLE IV

The purposes of the Corporation are general business purposes and the Corporation shall possess all powers necessary to conduct any business in which it is authorized to engage, including, but not limited to, all those powers expressly conferred upon business corporations by Chapter 302A of the Minnesota Statutes, as amended, together with those powers implied therefrom.

                                      ARTICLE V

The Corporation shall have perpetual duration.

                                      ARTICLE VI

The affirmative vote of the holders of a majority of the voting power of the shares of capital stock represented and entitled to vote at a duly held meeting is required for an action of the shareholders, including any amendment to these Articles of Incorporation, except where Chapter


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302A of the Minnesota Statutes, as amended, or these Articles of Incorporation, as amended, requires an affirmative vote of a larger majority.

                                     ARTICLE VII

Shares of capital stock of the Corporation acquired by the Corporation shall become authorized but unissued shares and may be reissued, from time to time, at the discretion of the Corporation.

                                     ARTICLE VIII

Except as otherwise provided in these Articles of Incorporation, as amended,

(A) The Board of Directors may from time to time, by vote of a majority of its members present at a duly held meeting, adopt, amend or repeal all or any of the Bylaws of the Corporation as permitted by Chapter 302A of the Minnesota Statutes, as amended, subject to the power of the shareholders to adopt, amend or repeal such Bylaws.

(B) The Board of Directors is authorized to accept and reject subscriptions for and to dispose of shares of authorized stock of the Corporation, including the granting of stock options, warrants and other rights to purchase stock, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by Chapter 302A of the Minnesota Statutes, as amended.

(C) The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by Chapter 302A of the Minnesota Statutes, as amended.

                                      ARTICLE IX

Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written consent signed by all the directors; provided that, if the action is one which does not require shareholder approval, such action may be taken by written consent signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

                                      ARTICLE X

The shareholders of the Corporation have no right to cumulate their votes in the election of directors.

                                      ARTICLE XI

The shareholders of the Corporation have no preemptive rights in any future issuance of stock by the Corporation.


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                                     ARTICLE XII

Each director, officer, employee or agent, past and present, of the Corporation, and each person who serves or may have served at the request of the Corporation as a director, officer, employee or agent of another corporation or employee benefit plan, and their respective heirs, administrators and executors, shall be indemnified by the Corporation in accordance with, and to the fullest extent permissible under, the provisions of Chapter 302A of the Minnesota Statutes, as amended.

                                     ARTICLE XIII

A director of the Corporation, including a person deemed to be a director under applicable law, shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper acquisition of the Corporation's shares under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or on violations of state securities laws under Section 80A.23 of Minnesota Statutes; or (iv) liability for any transaction from which the director derived an improper personal benefit. If Chapter 302A, the Minnesota Business Corporation Act, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by any such amendment. Any repeal or modification of this Article XIII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                     ARTICLE XIV

The number of directors which shall constitute the entire Board of Directors shall not be less than one (1) nor more than nine (9), which number shall be determined from time to time by the Board of Directors. The Directors shall be divided into three (3) classes, as nearly equal in number as possible. The term of office of the first class shall expire at the 1999 annual meeting of the shareholders of the Corporation; the term of office of the second class shall expire at the 2000 annual meeting of the shareholders of the Corporation; and the term of office of the third class shall expire at the 2001 annual meeting of the shareholders of the Corporation. At each annual meeting of the shareholders after such classification, the number of directors equal to the number of the class whose term expires on the day of such meeting shall be elected for a term of three (3) years. Directors shall hold office until expiration of the terms for which they were elected and qualified; provided, however, that a director may be removed from office as a director at any time by the shareholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director. If the office of any director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors or otherwise, a majority of the remaining directors, although less than a quorum, at a meeting called for that purpose, may choose a successor, who, unless removed for cause as set forth above, shall hold office until the expiration


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of the term of the class for which appointed or until a successor shall be elected and qualified. This Article XIV may not be altered, amended or repealed, in whole or in part, unless authorized by the affirmative vote of the holders of not less than two-thirds of the outstanding voting power entitled to vote.

                                      ARTICLE XV

The affirmative vote of the holders of not less than two-thirds of the outstanding voting power of the corporation entitled to vote for approval shall be required if (a) this Corporation merges or consolidates with any other corporation, or if (b) this Corporation sells or exchanges all or a substantial part of its assets to or with any other corporation, or if (c) this Corporation issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of this Corporation (80% or more of the common stock of which is held by this Corporation) with or into any other corporation; provided, however, that the foregoing shall not apply to any plan of merger or consolidation, or sale or exchange of assets, or issuance or delivery of stock or other securities which was approved (or adopted) and recommended without condition by the affirmative vote of not less than two-thirds of the directors, nor shall it apply to any such transaction solely between this Corporation and another corporation 50% or more of the voting stock of which is owned, directly or indirectly, by this Corporation. The Board of Directors shall be permitted to condition its approval (or adoption) of any plan of merger or exchange of assets, or issuance or delivery of stock or securities upon the approval of holders of two-thirds of the outstanding stock of this Corporation entitled to vote on such plan of merger or consolidation, or sale or exchange of assets, or issuance or delivery of stock or securities. This Article XV may not be altered, amended or repealed, in whole or in part, unless authorized by the affirmative vote of the holders of not less than two-thirds of the outstanding voting power entitled to vote.

IN WITNESS WHEREOF, the undersigned hereunto sets his hand this ___ day of ________________, 1998.

                                   SELECT COMFORT CORPORATION

                                   By:
                                      --------------------------------
                                   Its:
                                       -------------------------------


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